Form 4

 Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person    Littenberg, Richard
                                           (Last)        (First)
                                            PO Box 1049
                                              (Street)
                                            Woodland, CA           95776
                                            (City)  (State)         (Zip)
2.  Issuer Name and Ticker or Trading Symbol   Aphton Corporation   Symbol APHT
3.  IRS or Social Security Number of Reporting Person (Voluntary)
4.  Statement for Month/Year        1/97
5.  If Amendment, Date of Original (Month/Year)
6.  Relationship of Reporting Person to Issuer(Check all applicable)X 10% Owner

 Table I-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.Title of Security (Instr. 3)  Aphton Corporation Common Stock
2.Transaction Date (Month/Day/Year) 1/20/97
3.Transaction Code (Instr. 8)  Code J  Transfer to Trust
4.Securities Acquired (A) or Disposed of (D)  Amount: 100,000
     (A) or (D): D Price: Code J
5.Amount of Securities Beneficially Owned at End of Month: 1,246,250 6.Ownership Form: Direct (D)or Indirect(I): D
7.Nature of Indirect Beneficial Ownership:

            Table II-Derivative Securities Acquired, Disposed of, or
                 Beneficially Owned (e.g., puts calls, warrants,
                        options, convertible securities)

1.Title of Derivative Security (Instr. 3)
2.Conversion or Exercise Price of Derivative Security
3.Transaction Date (Month/Day/Year)
4.Transaction Code (Instr. 8)
5.Number of Derivative Securities Acquired (A) or Disposed of (D)
     Amount:             (A) or (D):
6.Date Exercisable and Expiration Date (Month/Day/Year)
7.Title and Amount of Underlying Securities  Title:                  Amount:
8.Price of Derivative Security
9.Number of Derivative Securities Beneficially Owned at End of Month:
6.Ownership Form of Derivative Security: Direct (D)or Indirect(I):
7.Nature of Indirect Beneficial Ownership:

Explanation of Responses:  Code J-Transfer to trust

-----------------/s/-----------------                   2/7/97
Signature of Reporting Person                     Date
Richard Littenberg